EXHIBIT 4.3

GLOBAL NOTE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO.), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

THE NOTES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER ANY OF THE NOTES REPRESENTED HEREBY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3), (7), (8), (9), OR (12) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS) AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM ANY OF THE NOTES REPRESENTED HEREBY ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

No. 1

Principal Amount Up to $21,000,000

as revised by the Schedule of Increases

or Decreases in the Global Note attached hereto

CUSIP: 31431BAD1

A-1

FEDNAT HOLDING COMPANY

Convertible Senior Unsecured Notes due 2026

FedNat Holding Company, a corporation organized under the laws of Florida, for value received, hereby promises to pay to CEDE & CO., or registered assigns in accordance with the terms and conditions hereof, the initial principal amount set forth on the Schedule of Increases or Decreases in the Global Note attached hereto, as revised by the Schedule of Increases or Decreases in the Global Note attached hereto, on April 19, 2026, together with interest on the then outstanding principal amount of the Notes on each Payment Date at the rate per annum and terms specified herein.

Payment Dates: April 15 and October 15 of each year, commencing on October 15, 2021 and ending on April 15, 2026, or if any such day is not a Business Day, the next succeeding day that is a Business Day.

Record Dates: Fifteen calendar days immediately preceding such Payment Date.

Additional provisions of this Note are set forth on the reverse side of this Note. Capitalized terms used and not otherwise defined herein are defined in the Indenture dated as of April 19, 2021 (as hereafter amended, supplemented or otherwise modified and in effect from time to time, the “Indenture”), between the Company and The Bank of New York Mellon, as Trustee (in such capacity, the “Trustee”).

Unless the certificate of authentication hereon has been executed by the Trustee whose name appears below by manual, facsimile or electronic signature, this Note shall not be entitled to any benefit under the Indenture referred to above and on the reverse side hereof, or be valid or obligatory for any purpose.

FEDNAT HOLDING COMPANY

By:	/s/ Ronald A. Jordan
Name: Ronald A. Jordan
Title: Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes designated as the Convertible Senior Unsecured Notes due 2026 referred to in the Indenture.

THE BANK OF NEW YORK MELLON, as Trustee,

By:	/s/ Shannon Matthews
Authorized Signatory

Date:	April 19, 2021

REVERSE OF GLOBAL NOTE

Convertible Senior Unsecured Notes due 2026

1. Principal and Interest

FedNat Holding Company, a corporation organized under the laws of Florida (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), for value received, promises to pay (a) the outstanding principal amount of the Notes on April 19, 2026 and (b) interest on the then outstanding principal amount of the Notes on each Payment Date at the fixed rate per annum specified below.

The Company shall pay interest in arrears on the then-outstanding principal amount of Notes at a fixed rate per annum equal to the Interest Rate on April 15 and October 15 of each year, commencing on October 15, 2021 and ending on April 15, 2026 (each, a “Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from April 19, 2021 (each, an “Interest Accrual Period”). The Company shall pay interest on overdue principal or premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. Interest will cease to accrue on the Notes upon payment of the Notes in full at Stated Maturity, conversion of the Notes or repurchase by the Company in accordance with the Indenture.

“Interest Rate” means a per annum rate equal to 5.0%.

2. Method of Payment

By no later than 10:00 a.m. (New York time) on the Business Day prior to which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall irrevocably deposit with the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest (other than Definitive Notes). Interest (except Defaulted Interest) shall be due and payable to the Persons who are registered Holders of Notes at the close of business on one Business Day immediately preceding the Record Date for such Payment Date unless Notes are cancelled, repurchased, or redeemed after the Record Date and before the Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by the Company by the transfer of immediately available funds to the accounts specified by the Depositary. The Company shall make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof.

3. Paying Agent, Conversion Agent and Registrar

Initially, The Bank of New York Mellon shall act as Paying Agent, Conversion Agent and Registrar. The Company may appoint and change any Paying Agent, Conversion Agent, Registrar or co-registrar without notice to the Holders. The Company may act as Paying Agent, Conversion Agent, Registrar or co-registrar.

4. Indenture

The Company issued the Notes under the Indenture. The terms of the Notes include those stated in the Indenture, and all capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Securities Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior unsecured obligations of the Company. This Note is one of the Convertible Senior Unsecured Notes due 2026 referred to in the Indenture (herein called “Notes”). The Indenture, among other things, imposes certain covenants including as specified in Article III. The Indenture also imposes requirements with respect to the provision of financial information. The Indenture also contains certain exceptions to the foregoing, and this description is qualified in its entirety by reference to the Indenture.

5. Repurchase upon Change of Control. The Notes may be the subject of a Change of Control Offer, as further described in the Indenture. The Company shall not be required to make sinking fund payments with respect to the Notes.

6. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in initial denominations of $100,000 principal amount and integral multiples of $1,000 thereafter. A Holder may transfer or exchange Notes in accordance with the Indenture. The Trustee and the Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes for a period beginning three Business Days before a Payment Date and ending on such Payment Date.

7. Redemption. This Note is not redeemable at the option of the Company.

8. Conversion.

Subject to the provisions of the Indenture (including, without limitation, the limitation on conversion of the Notes prior to receipt of the Requisite Shareholder Approval set forth in Section 5.11 of the Indenture and the other conditions of conversion of Notes set forth in Article V of the Indenture), the Holder hereof has the right, at its option, to convert the principal amount hereof or any portion of such principal which is $1,000 or an integral multiple thereof, into shares of Common Stock and an amount in cash, if any, at the Conversion Rate specified in the Indenture. The initial Conversion Rate is 166.6667 shares of Common Stock per $1,000 principal amount of Notes (equivalent to an initial Conversion Price of approximately $6.00 per share of Common Stock), subject to adjustment in certain events described in the Indenture.

No fractional shares of Common Stock will be issued upon any conversion. The Company shall make payment of an amount in cash, as provided in the Indenture, in respect of any fraction of a share of Common Stock which would otherwise be issuable upon the surrender of any Notes for conversion.

“Requisite Shareholder Approval” means the shareholder approval contemplated by Nasdaq Listing Standard Rule 5635(d) with respect to the issuance of shares of Common Stock upon conversion of the Notes in excess of the limitations imposed by such rule; provided, however, that no holder of Conversion Shares issued prior to obtaining the Requisite Shareholder Approval may vote such Conversion Shares for or against such proposal and; provided further, that the Requisite Shareholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of The Nasdaq Global Market such shareholder approval is no longer required for the Company to settle all conversions of the Notes with shares of Common Stock.

9. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

10. Unclaimed Money

If money for the payment of the principal of or premium, if any, or interest remains unclaimed for two years, the Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

11. Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations sufficient for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

12. Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture and the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes) and (ii) any default (other than (x) with respect to nonpayment or (y) in respect of a provision that cannot be amended without the written consent of each Holder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, or to comply with Article IV of the Indenture in respect of the assumption by a Successor Company of an obligation of the Company under the Indenture and the Notes, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to add Guarantees with respect to the Notes, or to add to the covenants of the Company for the benefit of the Holders, add Events of Default or to surrender any right or power conferred by the Indenture upon the Company, or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, if applicable, or to provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture.

13. Defaults and Remedies

Under the Indenture, and subject to the terms and provisions of the Indenture, Events of Default include, without limitation: (i) default in payment of interest when due on the Notes continuing for 10 consecutive Business Days; (ii) default in payment of the principal of or premium, if any, on the Notes at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise; (iii) failure by the Company to comply with its obligations under certain provisions of Article III of the Indenture, (iv) failure by the Company to comply with certain other provisions or agreements in the Indenture and the Notes, in certain cases subject to notice and lapse of time; (v) default in other payment obligations of the Company or any of its Subsidiaries; (vi) certain events of bankruptcy or insolvency with respect to the Company or any Subsidiary; (vii) certain final judgments or decrees for the payment of money in excess of $1,000,000; and (viii) breach by the Company in any material respect of any representation or covenant made to the Holders in the Note Purchase Agreement, each subject to any applicable grace periods as set forth in the Indenture or Note Purchase Agreement, as applicable.

If an Event of Default occurs and is continuing, the Trustee or Holders of at least majority in aggregate principal amount of the outstanding Notes then outstanding may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency with respect to the Company are Events of Default, which shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless the Trustee receives indemnity and/or security satisfactory to the Trustee. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

14. Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes, subject to the terms and conditions of the Indenture. Additionally, the Trustee may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

15. No Recourse Against Others

An incorporator, director, officer, employee, shareholder or controlling Person of the Company or any Subsidiary shall not have any liability for any obligations of the Company or any Subsidiary under the Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release shall be part of the consideration for the issuance of the Notes.

16. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually, in facsimile or electronically signs the certificate of authentication on the other side of this Note.

17. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

18. CUSIP and ISIN Numbers

The Company may cause one or more CUSIP and/or ISIN numbers to be printed on the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.

19. Successor Entity

When a successor entity assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes and the Indenture, and immediately before and thereafter no Default or Event of Default exists and all other conditions of the Indenture are satisfied, the predecessor entity will be released from those obligations.

20. Governing Law; Request for Indenture

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

FedNat Holding Company

14050 N.W. 14th Street

Suite 180

Sunrise, FL 33323

Attention: Chief Financial Officer

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of the Note shall be $21,000,000. The following increases or decreases in this Global Note have been made:

Date of Decrease or Increase	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following such Decrease or Increase	Signature of authorized signatory of Registrar or Depositary

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

CONVERSION NOTICE

To:	FedNat Holding Corp.

14050 N.W. 14th Street

Suite 180

Sunrise, FL 33323

The undersigned Holder of this Note hereby irrevocably exercises the option to convert this Note, or a portion hereof below designated shares of Common Stock (and cash in lieu of fractional shares of Common Stock) in accordance with the terms of the Indenture referred to in this Note, and directs that any cash payable and any shares of Common Stock issuable and deliverable upon conversion, together with any securities representing any unconverted principal amount hereof, be paid and/or issued and/or delivered, as the case may be, to the registered Holder hereof unless a different name is indicated below.

Subject to certain exceptions set forth in the Indenture, if this notice is being delivered on a date after the close of business on a Record Date and prior to the open of business on the Payment Date corresponding to such Record Date, this notice must be accompanied by payment of an amount equal to the interest payable on such Payment Date on the principal amount of this Note to be converted. If any shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect to such issuance and transfer as set forth in the Indenture.

Principal amount to be converted (in an integral multiple of $1,000, if less than all):

$_________________________________

Dated:
Signature(s)
Signature Guarantee

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act, as amended.

Fill in for registration of shares of Common Stock if to be issued, and Notes if to be delivered, other than to and in the name of the registered holder:

(Name)

(Street Address)

(City, State and Zip Code)

Please print name and address principal amount to be converted (if less than all): $

Social Security or Other Taxpayer Identification Number